Exhibit 10.27

Amendment to EMPLOYMENT AGREEMENT

This Amendment to Employment AGREEMENT (this “Amendment”) is made and entered into as of February 27, 2018, by and among Atlantic Power Services, LLC, a limited liability company formed under the laws of Delaware (“Atlantic Power Services”), Atlantic Power Corporation, a corporation continued under the laws of British Columbia (“Atlantic Power Corporation” and, together with Atlantic Power Services and their respective affiliates, the “Company”) and Joseph Cofelice (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement (the “Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement) dated as of September 15, 2015, and

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.          Section 5:  The introductory clause of Section 5(a) shall be deleted in its entirety and the following shall be inserted in its place:

“(a)       Without Cause or for Good Reason (other than a CIC Termination).  Subject to and conditioned upon the Executive satisfying the Conditions (as defined below) (other than with respect to the Accrued Amounts (as defined below)), in the event of the termination of the Executive’s employment (x) by the Company without Cause or (y) by the Executive for Good Reason, in each case other than a CIC Termination (as defined below):”

2.          Section 5:  Section 5(a)(ii) shall be deleted in its entirety and the following shall be inserted in its place:

“(ii)       the Executive shall receive an amount payable in a lump sum on the sixtieth (60th) day following the Date of Termination equal to the sum of (A) the Executive’s then-current Base Salary without giving effect to a Salary Reduction, if any, and (B) a pro-rata amount, based on the number of days elapsed during the fiscal year in which the Date of Termination occurs, of the Executive’s Target Bonus;”

3.          Section 5:  The last sentence of Section 5(a) shall be deleted in its entirety and the following shall be inserted in its place:

“Except as provided in this Section 5(a) or in Section 5(e), as applicable, the Company shall have no additional obligations under this Agreement upon the Executive’s termination pursuant to Section 3(d) or Section 3(e).”

4.          Section 5:  Section 5 is hereby amended by inserting the following as Section 5(e):

“(e)       Change in Control Termination.  In lieu of the payments and benefits described in Section 5(a) above, and subject to and conditioned upon the Executive satisfying the

Conditions (other than with respect to the Accrued Amounts), in the event of the termination of the Executive’s employment (x) by the Company without Cause or (y) by the Executive for Good Reason, in each case occurring within the twelve (12) month period following the occurrence of a Change in Control (such termination, a “CIC Termination”):

(i)         the Executive shall receive the Accrued Amounts (which Accrued Amounts shall be paid within thirty (30) days of the Date of Termination (or sooner as required by applicable law));

(ii)        the Executive shall receive an amount payable in a lump sum on the sixtieth (60th) day following the Date of Termination equal to the sum of (A) two (2) times the Executive’s then-current Base Salary without giving effect to a Salary Reduction, if any, and (B) a pro-rata amount, based on the number of days elapsed during the fiscal year in which the Date of Termination occurs, of the Executive’s Target Bonus;

(iii)       the Executive shall receive the medical benefits set forth in Section 5(a)(iii) above for an eighteen (18) month period following the Date of Termination; and

(iv)       all outstanding equity-based awards held by the Executive shall vest (or not) in accordance with the terms and conditions of the equity-based incentive plan governing such awards (except in the case of the grant under Section 2(d), which shall be governed in accordance with Section 2(d)).

The amounts paid and benefits received pursuant to this Section 5(e) are subject to and conditioned upon the Conditions. Except as provided in this Section 5(e) or in Section 5(a), as applicable, the Company shall have no additional obligations under this Agreement upon the Executive’s termination pursuant to Section 3(d) or Section 3(e).”

5.          Section 5:  Section 5 is hereby amended by inserting the following as Section 5(f):

“(f)       For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)         the sale, lease or transfer to any person or group, in one or a series of related transactions, of the assets of Atlantic Power Corporation or Atlantic Power Services which assets generated more than 50% of Atlantic Power Services’ cash flow in a 12-month period ended on the last day of the most recent fiscal quarter to any person or group;

(ii)        the adoption of a plan related to the liquidation or dissolution of Atlantic Power Corporation or Atlantic Power Services;

(iii)       the acquisition by any person or group of a direct or indirect interest in more than 50% of (A) the common shares of Atlantic Power Corporation or the common membership interests of Atlantic Power Services, or (B) the voting power of Atlantic Power Corporation or Atlantic Power Services, in the case of either (A) or (B), by way of purchase, merger, or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power Corporation or Atlantic Power Services as a result of such transaction); or

(iv)       the merger or consolidation of Atlantic Power Corporation or Atlantic Power Services with or into another person or the merger of another person into Atlantic Power Corporation or Atlantic Power Services with the effect that immediately after such transaction the shareholders of Atlantic Power Corporation or the holders of common membership interests of Atlantic Power Services immediately prior to such transaction hold, directly or indirectly, less than 50% of the voting control over the person surviving such merger or consolidation, in each case other than the creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power Corporation or Atlantic Power Services as a result as such transaction.”

6.          Miscellaneous.

(a)        This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(b)        All terms and provisions of the Agreement not amended hereby shall remain in full force and effect. From and after the date hereof, all references to the term “Agreement” in this Amendment and the original Agreement shall include the terms contained in this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Atlantic Power Corporation

/s James J. Moore, Jr.
Name: James J. Moore, Jr.
Title: Chief Executive Officer

Atlantic Power Services, LLC

/s Terrence Ronan
Name: Terrence Ronan
Title: Vice President

/s Joseph Cofelice
Joseph Cofelice